Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
thinkorswim Group, Inc.:
We consent to the use of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Investools Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 17, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states Investools Inc. acquired thinkorswim Group, Inc. and MyTrade, Inc. during 2007, and management excluded from its assessment of the effectiveness of Investools Inc.’s internal control over financial reporting as of December 31, 2007, thinkorswim Group, Inc.’s and MyTrade, Inc.’s internal control over financial reporting associated with total assets of $423,457,000 and total revenues of $110,882,000 included in the consolidated financial statements of Investools Inc. as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Investools Inc. also excluded an evaluation of the internal control over financial reporting of thinkorswim Group, Inc. and MyTrade, Inc.
/s/ KPMG LLP
Salt Lake City, Utah
February 9, 2009